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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
      WWW.PAREXEL.COM

CONTACTS:  Investors:       Bill Sobo, Senior Vice President, Chief Financial
                             Officer
                            Jill Baker, Director of Investor Relations
                            (781) 434-4118
           Media:           Kate Morgans, Vice President Worldwide Marketing
                            (781) 434-4705


               PAREXEL ANNOUNCES CANCELLATION OF SERVICE CONTRACTS

BOSTON, MA, MARCH 1, 2000 - PAREXEL International Corporation (Nasdaq: PRXL) announced today that Novartis, a key client, has reduced the amount of work currently outsourced to the PAREXEL Clinical Research Services (CRS) business unit, due to Novartis' reprioritization of its research pipeline. As a result, PAREXEL reported that CRS revenues would fall materially short of expectations commencing in the third quarter ending March 31, 2000. The Company estimates that total revenues for the third quarter will be reduced by approximately $1 to $2 million, for the quarter ending June 30, 2000 by up to approximately $9 million, and for fiscal 2001 by up to approximately $40 to $45 million. Earnings per share will be reduced by approximately $0.04 in the quarter ending March 31, 2000, approximately $0.09 in the quarter ending June 30, 2000, and approximately $0.20 in fiscal 2001. A restructuring charge, which is currently being quantified, will be taken in the quarter ending March 31, 2000 and will involve a reduction of up to 400 - 500 positions. Additional details concerning the restructuring will be made available at a later date.

Joerg Reinhardt, Ph.D., Global Head of Pharma Development for Novartis commented, "PAREXEL is a key strategic outsourcing partner, with whom we have a long-standing relationship. We are pleased with the quality of work that PAREXEL has delivered on these projects to date, and are continuing to partner with the Company on other projects now. We look forward to our ongoing relationship with PAREXEL."

"Although we are disappointed by these cancellations, they do not affect the nature of our long-standing and productive working relationship with Novartis," stated Josef von Rickenbach, Chairman and Chief Executive Officer of PAREXEL. "While such cancellations have recently affected the entire Contract Research industry, there remains a significant demand for clinical development services and the expertise that PAREXEL offers. This demand is evident in the strong new business activity and proposal volume we are seeing. I would like to assure you that we will be working even more aggressively to generate new business to mitigate the impact of these cancellations."

Mr. von Rickenbach added, "Among the benefits of our recently established Client Research Unit (CRU) structure is our ability to respond rapidly and rationally to change, and we will therefore act quickly to match operational capacity with demand and make any necessary infrastructure adjustments. Moving forward, we will continue to analyze the impact of this cancellation on our business, and will take steps to maintain high service levels and improve the profitability and efficiency of our operations."



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This release contains "forward-looking" statements regarding future results and events, including statements regarding expected future growth, financial performance, operations, client relationships, and customer demand. The Company's actual future results may differ materially from the results discussed in the forward-looking statements contained in this release. Factors that might cause such a difference include, but are not limited to, risks associated with: the loss or delay of large contracts; the Company's dependence on certain industries and clients and its ability to retain and expand its client relationships; the Company's ability to manage growth and its ability to attract and retain employees; the Company's ability to complete additional acquisitions and to integrate newly acquired businesses; government regulation of certain industries and clients; competition and consolidation within the industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

PAREXEL is one of the largest contract pharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that accelerate time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. The Company's integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 44 locations throughout 29 countries around the world, and has approximately 4,600 employees.



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